Exhibit 99.1

                         ADDVANTAGE TECHNOLOGIES GROUP, INC.
                   ANNOUNCES AVAILABILITY OF SCIENTIFIC-ATLANTA
                    OPTICAL NETWORKS AND ANTEC LEGACY PRODUCTS

     Broken Arrow, Oklahoma, June 21, 2004--ADDvantage Technologies Group, Inc. (AMEX:AEY) today announced that its subsidiary, Tulsat, a Master Distributor of Scientific-Atlanta ("SFA") new and legacy equipment, has expanded its current line of Scientific-Atlanta optical network products and legacy Antec Laser Link Fiber Optics and Transport Gear. Also, Tulsat has expanded its SA 3rd party repair center authorization of select products to include SA Continuum Model 9890 BTSC Stereo Encoders.

     "The ability to obtain this desirable inventory will allow our Company to meet increased customer demand and complement our inventory of Scientific-tlanta Prisma I, Prisma II, Laser Link II and Laser Link III equipment. We are seeing optical network deployments on the increase across a broad base of customers," said David Chymiak, ADDvantage's Chairman of the Board. "We believe the increased lines will allow us to supply a larger portion of the market, thus helping us expand our market share. The additional lines will complement the excess equipment recently acquired through several large acquisitions and should have a favorable impact on overall margins over the next few years. Our business depends on our ability to acquire sufficient inventory to meet the continuing demands in the broadband market."

ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, ComTech Services, TULSAT-Texas, and TULSAT-Atlanta distribute new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. Tulsat is a Value Added Reseller (VAR) and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert, among others. In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, they operate repair centers specializing in many different Original Equipment Manufacturer (OEM) products. Tulsat is also a 3rd Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.

Contact:  ADDvantage Technologies Group, Inc., Broken Arrow
          Ken Chymiak     (9l8) 25l-2887
          David Chymiak   (9l8) 25l-2887
          Dee Cooper      (9l8) 25l-9l2l